UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
November 15, 2012
Date of Report (Date of earliest event reported)

DELTA NATURAL GAS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Kentucky	0-8788	61-0458329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3617 Lexington Road, Winchester, Kentucky		40391
(Address of principal executive offices)		(Zip Code)

859-744-6171
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-
4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At its regular annual meeting on November 15, 2012, the Board of Directors of Delta Natural Gas Company, Inc. ("Delta") appointed Dr. Sandra C. Gray to Delta's Board effective December 1, 2012.  This appointment was made to fill a vacancy created by a change to the Company's By-Laws, which was effective November 15, 2012 as discussed in Item 5.03.  Dr. Gray will serve until the date of Delta's annual shareholders' meeting in November, 2013.  Delta's Board also appointed Dr. Gray, effective December 1, 2012, as a member of its Corporate Governance and Compensation Committee.

Named President of Asbury University in Wilmore, Kentucky in 2007, Dr. Gray has a Ph.D. in Public Administration with a finance emphasis and a Masters of Business Administration from the University of Kentucky.  Dr. Gray has several years of experience both teaching business and economics at the college level and working in the finance industry.

There is no arrangement or understanding between Dr. Gray and any other persons pursuant to which she was selected as a director.  Dr. Gray will receive a monthly retainer of $2,200 as a non-employee director.  Dr. Gray will additionally be eligible to receive equity compensation if awarded by the Corporate Governance and Compensation Committee of Delta's Board.   Additional information regarding Delta's compensation programs for the members of its Board of Directors is contained in Delta's Definitive Proxy Statement filed on September 20, 2012.

Delta Resources supplied Asbury University with approximately $151,000 of natural gas during fiscal 2012.  The price charged Asbury University by Delta Resources contains a gas transportation component, which is based on our regulated tariffs, and also includes a negotiated market-based component for the natural gas commodity.  In addition, we sold natural gas at tariff rates to Asbury University totaling approximately $90,000 during fiscal 2012.  Delta Resources also has recorded a receivable from Asbury University of approximately $38,000 for taxes assessed by the Kentucky Department of Revenue.  This amount excludes penalties and interest which could be due under the assessment.  Since the beginning of our last fiscal year through the date hereof, there have been no other transactions with Delta, and there are currently no other proposed transactions with Delta, in which the amount involved exceeds $120,000 and in which Dr. Gray had or will have a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 15, 2012, the Board of Directors of Delta Natural Gas Company, Inc. adopted the Amended and Restated By-Laws, effective immediately upon their adoption.  These newly adopted Amended and Restated By-Laws amend Sections 3.2 and 3.6 of Delta's prior By-Laws.  Otherwise the newly adopted By-Laws make no changes in Delta's prior By-Laws.

The revisions to Section 3.2 of the Amended and Restated By-Laws provide that Delta's Board of Directors shall consist of eight (8) persons.  Delta's prior By-Laws provided that the Board of Directors consisted of seven (7) persons.

The revisions to Section 3.6 of the Amended and Restated By-Laws clarify that notice of Board meetings may be provided in writing, electronically or orally.

The foregoing description of the Company's By-Laws is not complete and is qualified in its entirety by reference to the text of the Amended and Restated By-Laws of the Company attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders

The Company's Annual Meeting of Shareholders was held on November 15, 2012.  At that meeting, there were 6,242,294 shares of common stock present in person or by proxy and entitled to vote.  The matters voted upon and the results of the vote are set forth below.

Proposal One:  Ratification of Appointment of Independent Registered Public Accounting Firm

Shareholders approved the ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm of the Company for the fiscal year ending June 30, 2013.

Voted For	Voted Against	Abstain

6,149,335	67,342	25,617

Proposal Two:  Election of Directors
Shareholders elected each of the following nominees as director to serve three-year terms expiring on the date of the annual meeting of the Company in 2015.

Nominees	Voted For	Withheld	Broker Non-Votes

Michael J. Kistner	3,953,758	59,769	2,228,767
Michael R. Whitley	3,899,492	114,035	2,228,767

Lanny D. Greer and Edward J. Holmes will continue to serve on our Board of Directors until the election in 2013.  Glenn R. Jennings, Lewis N. Melton and Arthur E. Walker, Jr. will continue to serve on our Board of Directors until the election in 2014.

Proposal Three:  Non-Binding, Advisory Vote to Approve the Compensation Paid our Named Executive Officers

Shareholders approved the compensation paid our named executive officers for fiscal 2012.

Voted For	Voted Against	Abstain	Broker Non-Votes

3,242,512	330,757	440,258	2,228,767

Item 9.01	Other Events

(d) Exhibits

Exhibit 3.1                          Amended and Restated By-Laws of Delta Natural Gas Company, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA NATURAL GAS COMPANY, INC.

Date: November 19, 2012	By:	/s/John B. Brown
John B. Brown
Chief Financial Officer, Treasurer and Secretary